Exhibit 10.1

                          QUICK-MED TECHNOLOGIES, INC.
                                LICENSE AGREEMENT

         License Agreement dated September 13 , 2000 by and among Quick Med Technologies, Inc., a Delaware corporation ("QMT") and Richard Galardy and Damian Grobelny (the "INVENTORS").

         WHEREAS, the INVENTORS have developed and patented certain compounds known as MMP Inhibitors and the uses thereof; and

         WHEREAS, QMT is engaged in the development of pharmaceutical compounds and desires to license certain rights to the MMP Inhibitors.

         Now, THEREFORE, QMT and INVENTORS agree as follows:

         1. DEFINITIONS.

         As used herein:

         1.1 "Affiliate" means any entity which controls, is controlled by, or is under common control with another entity. An entity is deemed to be in control of another entity (controlled entity) if such company directly or indirectly owns more than 50% in nominal value of the issued equity share capital of such other company, or more than 50% of the shares entitled to vote upon the election of:

         (i)      the directors,

         (ii) persons performing functions similar to those performed by directors or

         (iii) persons otherwise having the right to elect or appoint (a) directors having the majority vote of the Board of Directors, or (b) other persons having the majority vote of the highest and most authoritative directive body of such other company.


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         1.2 "Chemicals" shall mean any chemicals claimed in LICENSED PATENTS.

         1.3 "Inventors" shall mean Richard E. Galardy, Ph.D, and Damian Grobelny, Ph.D., having permanent residences of 201 Indian Pond Road, Piermont, New Hampshire 03779, and 11 Longfield Court, Watsonia North, Victoria 3087, Australia, respectively.

         1.4 "Know-How Rights" shall mean any and all KNOW-HOW relating to the LICENSED PATENTS in the LICENSED FIELD and developed by or in possession (without restriction) of INVENTORS. KNOW-HOW shall in general have its usual and accepted meaning, that is, inter alia, all factual knowledge and proprietary information held as trade secrets, including without limitation all preclinical, clinical, chemical, biochemical, toxicological, manufacturing, formulation and scientific-research information, whether or not capable of precise separate description but which alone or when accumulated gives to the one acquiring it an ability to study, test, produce, formulate or market something which one otherwise would not have known how to study, test, produce, formulate or market in the same way. This definition of KNOW-HOW excludes intellectual property that if conveyed would breach the Glycomed agreement ("Separate License Agreement" with Glycomed Inc., dated January 20, 1995) or any other identified confidentiality or other agreements that legally bind on the INVENTORS.

         1.5 "Licensed Field" shall mean all applications of the LICENSED PATENTS relating to TOPICAL medical and cosmetic uses.



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         1.6 "Licensed Patents" shall mean the patents and any patents issuing on U.S. Patent Application(s) described in Appendix A, and any corresponding patent applications and any patents that may issue thereon throughout the world, including any extensions, renewals, divisionals, continuations, continuations-in-part, reexaminations and reissues thereof, excluding any QMT PATENTS.

         1.7 "Licensed Product" shall mean any substance, product, process use, or procedure in the LICENSED FIELD which, if made, used or sold in the absence of the license granted herein, would infringe a valid unexpired claim or claims of LICENSED PATENTS.

         1.8 "Categories" shall refer to areas of business in which QMT shall use the LICENSED PATENTS to develop LICENSED PRODUCTS in the LICENSED FIELD. For the purpose of this agreement four CATEGORIES of business are defined:

                  1. Military: The use of MMP Inhibitors for treatment of chemical or similar injuries that result from military or terrorist actions.

                  2. Cosmetic: The use of MMP Inhibitors for treatment of skin deterioration.

                  3. Civilian Chemical Burn: The use of MMP Inhibitors for treatment of chemical burns or similar injuries in civilian populations that result from other than military or terrorist actions.

                  4. Other Topical Medical Uses : The use of MMP Inhibitors for other medical or dermatalogical wounds, diseases or conditions not covered by CATEGORIES 1 - 3, such as chronic wounds or psoriasis.

         1.9 "Milestones" shall mean scientific or business achievements met by QMT pursuant to this Agreement. MILESTONES are defined in the four business
CATEGORIES:



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

                1. Military : (i) Proof-of-concept applications of MMP Inhibitors for chemical burns or similar injuries that result from military or terrorist actions; and (ii) development of a prototype product for associated chemical burns.

                2. Cosmetic : (i) Proof-of-concept applications of MMP Inhibitors for reducing skin deterioration ; and (ii) development of a prototype product for associated skin conditions that may be either an over-the-counter or prescription application.

                3. Civilian Chemical Burn : (i) Proof-of-concept applications of MMP Inhibitors for treatment of chemical burns or similar injuries in civilian populations that result from other that military of terrorist actions; and (ii) development of a prototype product for associated wounds.

                4. Other Topical Medical Uses : (i) Proof-of-concept applications of MMP Inhibitors for other medical dermatological wounds, diseases or conditions not covered by CATEGORIES 1-3 such as chronic wounds or psoriasis (ii) Development of a prototype product for associated skin conditions; and (iii) identification of joint venture partner or other financial means to perform clinical trials and commercialize at least one such product.

         1.10 "Payments" shall mean monies and/or securities paid jointly or separately to INVENTORS.



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

         1.11 "QMT" shall mean QMT Incorporated, a corporation organized under the laws of the State of Delaware and having a principal place of business at 7844D Lexington Club Boulevard, Delray Beach, Florida 33446.

         1.12 "Net Sales" shall mean amounts received by QMT and its sublicensees with respect to sales of LICENSED PRODUCTS to independent third parties, less (i) excise taxes, sales, use value-added, and other consumption taxes and other compulsory payments to governmental authorities, actually paid ,
(ii) the cost of shipping packages and packing, if billed separately, (iii) import and/or export duties and tariffs actually paid, (iv) amounts allowd or credited due to returns.
QMT shall provide audited reports of NET SALES to INVENTORS.

         1.13 "Topical" shall mean applied externally to the body and not administered through ingestion, inhalation, or injection.

         2. GRANT TO QMT.

                  2.1 QMT acknowledges that as to the patents listed in Appendix A, one or more such patents may have lapsed, expired, or no longer be in force. QMT also acknowledges as to one or more licensed patents, INVENTORS are not the only inventors and third parties may have coextensive rights to grant or assign rights in, under,or to said other patents. QMT further acknowledges that the U.S. Government may have rights to practice or have practiced on its behalf or may have other rights in, to or under one or more to the LICENSED PATENTS and/or KNOW-HOW.

                  2.2 INVENTORS hereby grant to QMT a worldwide, exclusive license under their rights in the LICENSED PATENTS and related KNOW-HOW RIGHTS



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

         in the LICENSED FIELD to make, have made, use and sell LICENSED PRODUCTS solely for use in the LICENSED FIELD. QMT shall also have the right to sublicense subject to all the restrictions and obligations contained in this License Agreement, and shall provide INVENTORS with the names of all sublicensees and a copy of all sublicense agreements hereunder. The INVENTORS retain the rights to practice KNOW-HOW RIGHTS in fields outside of the LICENSED FIELD

                  2.3 QMT shall diligently undertake the development and commercialization of LICENSED PRODUCTS in the LICENSED FIELD by pursuing the attainment of the above-stated MILESTONES.

                  3. PAYMENTS TO INVENTORS.

                  3.1 Milestone Payments to Inventors

                           3.1.1 Each INVENTOR shall be paid $50,000 in cash (in
                  US$) within 10 days of execution of this Agreement by all parties.

                           3.1.2 Within 12 months of the execution of this
                  Agreement, each Inventor shall be paid an additional $50,000 in either cash (in US$) or securities. In the event of payment in securities, QMT will guarantee to the INVENTORS $50,000 in immediately realizable cash value (in US$).

                           3.1.3 Each INVENTOR shall be issued 80,000 shares of
                  QMT Common Stock upon execution of this Agreement. Such shares shall be restricted pursuant to the Securities Act of 1933 and may be resold pursuant to Rule 144 commencing one year after issuance.



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

                           3.1.4 If on the first anniversary of this Agreement,
                  the closing sale price of the QMT Common Stock is less than 60% of the average of the closing sale price for the 20 trading days commencing on the date of this Agreement, then each INVENTOR shall be issued an additional 20,000 shares.

                           3.1.5 Each INVENTOR shall be issued 80,000 options to
                  purchase QMT Common Stock for $3.00 per share that vests as follows:

                  (a) 40,000 options shall vest 12 months from the date of this Agreement and

                  (b) 40,000 options shall vest 24 months from the date of this Agreement. Such options shall contain customary anti-dilution protection.

                           3.1.5.a Each INVENTOR shall be paid cash on
                  completion of MILESTONES in the "Civilian Chemical Burn" and "Other Topical Medical Uses" CATEGORIES according to the following schedule:

                  (a)      $20,000 on completion of "Civilian Chemical Burn" (i)

                  (b)      $20,000 on completion of "Civilian Chemical Burn"
                           (ii)

                  (c)      $20,000 on completion of "Other Topical Medical Use"
                           (i)

                  (d)      $20,000 on completion of "Other Topical Medical Use"
                           (ii) and (iii)

                           3.1.6 If any MILESTONE is not met prior to the third
                  anniversary of this Agreement then QMT shall pay each INVENTOR $25,000 per year until all such MILESTONES are completed. If such payments are not made, then the licenses granted hereunder shall become nonexclusive within the CATAGORY(s) of the associated unfulfilled MILESTONE(s).

                           3.1.7 QMT shall provide to each inventor concurrently
                  with the quarterly royalty payments required under paragraph
                  3.3 a summary statement showing gross and net sales of licensed products on a country by country basis, and, annually, an annual audited statement. Royalties and milestones to be paid in US dollars.



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

                           3.1.8 Audits. QMT shall make and maintain materially
                  complete and accurate records of its sales of LICENSED PRODUCTS and its revenues derived from licensing or sublicensing in accordance with accepted accounting practices in the industry. QMT shall maintain such records for at least three (3) years after they are created. Not more than once per calendar year, INVENTORS shall have the right to inspect and examine the relevant books, accounts and records of QMT for the purpose of verifying the completeness and correctness of said books, accounts and records and any payments due/owing to INVENTORS. Any such inspections and examinations shall be conducted at the locations of the documents to be audited, during reasonable business hours, following reasonable prior notice/request for such audit. The cost of any such inspection and examination shall be borne by INVENTORS, except that in the event of an underpayment of monies due in an amount greater than 5% of the monies actually paid for the relevant period determined from any such inspection, QMT shall promptly reimburse INVENTORS for all such costs.


         3.2 Each INVENTOR will be paid a royalty on QMT's NET SALES of LICENSED PRODUCTS with labeled usages within the CATEGORIES "Civilian Chemical Burn" and "Other Topical Medical Use". Such royalties shall be paid quarterly. The royalty rate shall be 2% on the first $1,500,000 of applicable quarterly revenue and 1.5% thereafter.

         3.3 Sublicense Fees. For each sublicense that QMT or its affiliates grants, QMT shall pay each INVENTOR three percent (3%) of any up-front licensing fee or equivalent, excluding any and all monies described in the sublicense as being reimbursement for the conduct of bona fide research performed or to be performed by QMT, provided that such research payments are reasonable in light of the research performed or to be performed and



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

further provided that such research is actually performed by QMT or performed under QMT's supervision. Such payments are limited to a maximum of $50,000 per inventor in respect to up-front licenses fees or equivalent paid to QMT in the CATEGORIES of "Military" and "Cosmetic". However, for payments in the "Military" or "Cosmetic" CATEGORIES, if the average closing price of the QMT Common Stock for the five trading days ending on the day prior to the public announcement of such sublicense is less than the average closing price realized in the first twenty trading days after the date of this Agreement, then each INVENTOR will have the option to exchange his QMT Common Stock for the remainder of such 3% fee, provided that if the INVENTOR has sold or disposed of a portion of such shares then the payment will be reduced pro rata for the number of shares actually transferred. Such payments shall not apply if QMT sells its rights under this Agreement for any or all indications.

         3.4 For any sublicensee or purchaser QMT shall impose the obligations to the inventors under this agreement on the sublicensee or purchaser without limitation including royalty payments, milestone payments, financial and other reports and audit rights

         3.5 Sale or Assigment of Rights Under This Agreement If, in accordance with INVENTORS rights to approve such transactions as set forth in paragraph 11.7, QMT sells ,or equivalently sells through an assignment for payment , its rights under this Agreement for any or all indications in the "Military" or "Cosmetic" CATEGORIES , the INVENTORS shall benefit solely by virtue of their equity ownership in QMT and shall have no further claim to royalties with respect to those indications under the LICENSED PATENTS. If QMT sells, or equivilently sells through assignment for payment, its rights under this agreement for any or all indications in the "Civilian Chemical Burn" or "Other Topical Medical Use"



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

CATEGORIES, each INVENTOR shall be entitled to 2% of the proceeds to QMT , net of any closing or other applicable costs, up to a maximum of $100,000 per INVENTOR, and shall be entitled to royalties from any purchaser, or assignee, of QMT's rights on the same terms and conditions as defined in this agreement.

4.       PATENT RIGHTS.

         4.1 Using competent counsel of its own choosing, QMT shall diligently file, prosecute and maintain on behalf of and in the name of INVENTORS, and pay the cost thereof, U.S. and foreign patent application(s)/patents under LICENSED PATENTS that QMT and INVENTORS mutually agree after conferring in good faith (or that QMT decides, after making good faith efforts to confer with INVENTORS and INVENTORS not responding to such efforts by QMT) that QMT should file, prosecute and/or maintain. The costs of all interference and opposition proceedings shall be considered prosecution expenses. At the request of the INVENTORS, or in any case annually, QMT shall report to INVENTORS as to the status of all such patent applications and provide copies of all notices, tax and maintenance payments, and correspondence and documentation relating to patent applications from the patent authorities before which the patent applications are pending. INVENTORS may comment upon such correspondence and documentation. QMT shall use reasonable efforts to prepare or amend any patent application to include claims timely requested by INVENTORS and reasonably required to protect the LICENSED PRODUCTS.

         4.2 If, after QMT and INVENTORS confer in good faith (or after QMT's attempts to confer in good faith without any timely response from INVENTORS), QMT does not file, prosecute or



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

maintain a LICENSED PATENT(S), U.S. or foreign, INVENTORS shall have the rights to such patent application/patent, not filed, prosecuted or maintained by QMT, and at their own expense file, prosecute or maintain the same, except in the circumstance where an application is abandoned in favor of a continuation application or a continuation-in-part application. Such patent application/patent shall not be included in the license granted by INVENTORS to QMT unless QMT pays to INVENTORS an amount equal to the costs QMT would otherwise have been obligated to pay and provided that INVENTORS have not granted exclusive license rights to such patent application/patent to a third party subsequent to QMT's decision not to file, prosecute or maintain such patent application/patent.

         4.3 In the event INVENTORS shall at any time while this License Agreement is in effect be compelled by applicable law to issue compulsory licenses to other licensees under the LICENSED PATENTS, INVENTORS shall inform QMT of the order compelling any such licenses, and, if requested by QMT, the parties shall negotiate in good faith a reduction in any royalties pertaining solely to the country or countries ,and associated with the products for which royalties may apply, wherein such compulsory licenses have been ordered.

         4.4 INVENTORS shall reasonably cooperate with QMT in seeking any extension that is available or that becomes available in respect of the term of any LICENSED PATENT; QMT shall diligently advise INVENTORS in a timely manner of approval by the Food and Drug Administration of the United States of America to use or market LICENSED PRODUCTS or any other governmental approval obtained by or on behalf of QMT or an AFFILIATE or a sublicensee that is pertinent to any such extension; and INVENTORS shall supply QMT in a timely manner with any application, information and data and any supporting affidavits or documents required to



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

comply with 35 U.S.C. Section 156 Extension of Patent Term, and any successor legislation, and any administrative rules or regulations thereunder and any corresponding laws and regulations that are or shall be in effect in any country where LICENSED PATENTS are filed or issued, all without further consideration. QMT shall require its AFFILIATES and sublicensees to comply with the provisions of this Section 4.4.

         4.5 If requested by INVENTORS, insofar as practical, QMT shall place, or shall cause the manufacturer to place, appropriate patent and/or patent pending markings on an exposed surface of each Licensed Product made or sold hereunder or on the packaging for such Licensed Product. The content, form, size, location and language used in such markings shall be in accordance with the laws and practices of the country where such markings are required.

         4.6 To the extent permitted by law, QMT shall include, in any submission to the U.S. Food and Drug Administration for a QMT Product that includes a listing of QMT patents that cover such product, a listing of the appropriate INVENTORS Patents that also cover such product.

5.       EXPIRATION AND TERMINATION.

         5.1 Unless terminated earlier as provided herein, this License Agreement shall commence on the effective date set forth on the first page of this License Agreement and shall remain in force on a country by country basis for the life of the last-to-expire patent licensed to QMT under this License Agreement.



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

         5.2 This License Agreement shall, immediately terminate upon the occurrence of any of the following events: (a) if QMT ceases to do business or otherwise terminates its business operations (other than as contemplated in Section 11. 12), or (b) if QMT shall become bankrupt or insolvent or if the business of QMT shall be placed in the hands of a receiver, assignee or trustee, whether by the voluntary act of QMT or otherwise, subject to the rules of the U
S. Bankrupcy Court in the event of the filing of a bankrupcy.

         5.3 INVENTORS may terminate this License Agreement in whole or in part by ninety (90) days written notice to QMT (a) upon any material breach of or material default under this License Agreement by QMT or (b) if QMT does not introduce a LICENSED PRODUCT for commercial application prior to the fifth anniversary of this Agreement. Said termination shall become effective at the end of said notice period, unless during said notice period QMT shall cure such breach or default.

         5.4 QMT may terminate this License Agreement at any time either in its entirety, or:

                  (a) as to any pending patent application of the LICENSED PATENTS in any country on ninety (90) days prior written notice to INVENTORS; a patent application shall be considered pending in the United States if it has not issued, or if issued it becomes involved in an interference, and in the European Patent Office and in Japan until the end of the opposition period if no opposition is filed, or if an opposition is filed, until the close of opposition proceedings; or

                  (b) as to any issued or finally granted LICENSED PATENT in any country on sixty (60) days prior written notice to INVENTORS.




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

         In the event QMT terminates this License Agreement with respect to a pending patent application of the LICENSED PATENTS and/or an issued or finally granted LICENSED PATENT pursuant to subsections (a) and/or (b) above, respectively, INVENTORS shall thereafter be free to license such patent application(s) issued or finally granted LICENSED PATENT(S) in the LICENSED FIELD to a third party. If QMT terminates this agreement, at the request of INVENTORS, the parties will negotiate in good faith the terms pursuant to which INVENTORS would receive access to research data developed by QMT in relation to the LICENSED PATENTS.

         5.5 Articles 3 (Payments), 8 (Confidentiality), 9 (Limited Liability), 10 (Warranty Disclaimer) and 11 (Miscellaneous) and Section 8.1 shall survive termination or expiration of this License Agreement.

6.       PATENT INFRINGEMENT.

         6.1 Each party shall promptly inform the other of any suspected or known infringement of any LICENSED PATENT by a third party which reasonably comes to it , or is brought to its attention. QMT shall have the right, but shall not be obligated to take appropriate legal action including the commencement and maintenance of any action, suit or proceeding, in connection therewith. In the event that QMT shall elect to take such action, the conduct of the action shall be entirely under the direction and control of QMT and all costs, disbursements and expenses of such action shall be borne solely by QMT. In the event that QMT exercises the rights conferred herein, it may name INVENTORS as a party plaintiff in such action, suit or proceeding, if reasonably necessary under the circumstances. Any and all damages and other sums recovered by QMT in any such action, suit or proceeding, or in



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

settlement thereof, shall be allocated in the following order: (i) to each party as reimbursement of costs, reasonable outside attorneys' fees and other related expenses to the extent each party paid for such costs, fees and expenses, and
(ii) any amounts remaining after allocating the amounts set forth in (i) above to be retained solely by QMT, except for amounts reasonably due INVENTORS if compensation under this Agreement was reduced due to such infringement.

         6.2 Should QMT not take steps to stop suspected or known infringement of any LICENSED PATENT, including commencing suit under the provisions of the preceding paragraph within six (6) months after being informed of the infringement, or should QMT commence said suit and thereafter elect to abandon the same, QMT shall give timely notice to INVENTORS, who may initiate or continue prosecution of such suit; provided however, that all further expenses of the suit after such notice shall be borne by INVENTORS, and any recovery after such notice shall be retained in full by INVENTORS. In the event INVENTORS shall elect to initiate or continue prosecution of such suit, the conduct of the action shall be entirely under the direction and control of INVENTORS and QMT shall reasonably cooperate with INVENTORS in connection with such action (including, without limitation, being named or maintained as a nominal party plaintiff if reasonably necessary under the circumstances).

7.       OTHER AGREEMENTS

         7.1 If the INVENTORS license the CHEMICALS to third parties, QMT shall use commercially reasonable efforts to limit the adverse impact of "off-label" use of



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LICENSED PRODUCTS, provided that such third parties grant QMT reciprocal terms.
For the avoidance of doubt, such commercially reasonable efforts shall not obligate QMT to modify LICENSED PRODUCTS or LICENSED PRODUCTS packaging that would reduce their attractiveness for their licensed use.

8.       CONFIDENTIALITY

         8.1 Each party agrees that all inventions (whether patentable or not), formulas, chemicals, processes, reagents, algorithms, know-how and ideas it obtains from the other and all other business, technical and financial information it previously, presently or subsequently obtains from the other are the confidential property of the disclosing party ("Proprietary Information"). Without limiting the foregoing, all KNOW-HOW RIGHTS, LICENSED PATENTS and CHEMICALS are hereby identified as INVENTORS' Proprietary Information. Except as expressly and unambiguously allowed herein, the receiving party will hold in confidence and not use or disclose any Proprietary Information and shall similarly bind its employees and contractors in writing. The receiving party shall not be obligated under this Article 8 with respect to information the receiving party can document : (a) is or has become readily publicly available without restriction through no fault of the receiving party or its employees or agents; or (b) is received without restriction from a third party lawfully in possession of such information and lawfully empowered to disclose such information; or (c)was rightfully in the possession of the receiving party without restriction prior to its disclosure by the disclosing party; or (d) is independently developed by the receiving party by employees entirely without access to the other party's similar Proprietary information; or (e) is required to be disclosed to a governmental entity or agency in connection with seeking any



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governmental or regulatory approval, or pursuant to the lawful requirement or request of a governmental entity or agency, provided, however, in such an instance the receiving party shall take all reasonable steps to inform the disclosing party in sufficient time for the disclosing party to oppose such disclosure before it takes place.

         8.2 Upon any termination of this License Agreement, each party, on behalf of itself and its AFFILIATES, licensees and sublicensees, will promptly return or destroy any Proprietary Information of the other and any copies, extracts and derivatives thereof, except as otherwise set forth in this License Agreement. Each party is allowed to retain one record copy of the other party's Proprietary Information solely for archival purposes. Each party shall maintain any such copies in a secure location with restricted access.

         8.3 Each party acknowledges that its breach of this Article 8 would cause irreparable injury to the other for which monetary damages are not an adequate remedy. Accordingly, a party will be entitled to injunctions and other equitable remedies in the event of such a breach by the other.

         8.4 In the event that this agreement terminates, obligation under this
Article 8 will cease within two years of the termination date of this License Agreement.




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

9.       LIMITED LIABILITY

         NOTWITHSTANDING ANYTHING ELSE IN THIS LICENSE AGREEMENT OR OTHERWISE, NEITHER PARTY WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS LICENSE AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (A) ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS OR LOST REVENUES, OR (B) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES.

10.      WARRANTIES AND DISCLAIMERS.

         10.1 INVENTOR Richard Galardy represents and warrants that, to the best of his knowledge: (i) subject to his understanding that, with respect to the patents listed in Appendix A, rights previously assigned to a third party may not have been returned to him, he owns sufficeint right, title and interest in and to LICENSED PATENTS to grant the licenses granted herein; (ii) subject to his understanding that, with respect to the patents listed in Appendix A, rights previously assigned to a third party may not have been returned to him, he has not granted and will not grant during the term of this Agreement, any right, license or interest in or to the LICENSED PATENTS, or any portion thereof, inconsistent with the license granted herein; (iii) the Licensed Technology is free and clear of any lien, encumbrance, security, interest or restriction on license; and, (iv) there are no threatened or pending actions, suits, investigations, claims or proceedings in any way relating to the LICENSED PATENTS. The acknowledgements of paragraph 2.1 are incorporated herein by reference and QMT thus further acknowledges that the INVENTORS may not have exclusive rights in one or more of the LICENSED PATENTS.



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

         10.2 INVENTOR Damian Grobelny represents and warrants that, to the best of his knowledge: (i) he owns sufficient right, title and interest in and to the LICENSED PATENTS to enable him to grant the licenses granted herein; (ii) he has not granted and will not grant during the term of this Agreement, any right, license or interest in or to the LICENSED PATENTS, or any portion thereof, inconsistent with the license granted herein; (iii) the Licensed Technology is free and clear of any lien, encumbrance, security, interest or restriction on license; and, (iv) there are not threatened or pending actions, suits, investigations, claims or proceedings in any way related to the LICENSED PATENTS. The acknowledgements of paragraph 2.1 are incorporated herein by reference and QMT thus further acknowledges that the INVENTORS may not have exclusive rights in one or more of the LICENSED PATENTS.

         10.3 INVENTORS DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED, RELATING TO THE LICENSED PATENTS, KNOW-HOW RIGHTS, CHEMICALS, LICENSED PRODUCTS, AND DATA AND INFORMATION RELATING TO ALL OF THE FOREGOING, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. THE INVENTORS DO NOT WARRANT THE VALIDITY OR ENFORCEABILITY OF THE LICENSED PATENTS.

         10.4 QMT DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, RELATING TO THE QMT PATENTS AND THE DATA, KNOW-HOW AND INFORMATION PROVIDED TO INVENTORS HEREUNDER, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

         10.5 QMT AND THE INVENTORS ACKNOWLEDGE THAT THE INVENTORS MAY NOT HAVE THE RIGHT TO LICENSE TWO OF THE PATENTS LISTED IN APPENDIX A (US PATENTS # 5,268,384 AND 5,696,147) TO QMT. IF THE INVENTORS DO NOT HAVE SUCH RIGHTS, INVENTORS AGREE TO COOPERATE WITH QMT IN EFFORTS TO OBTAIN THEM IN A TIMELY FASHION. IF THE INVENTORS OBTAIN SUCH RIGHTS AT ANY TIME WHILE THIS AGREEMENT IS IN EFFECT, INVENTORS AGREE TO LICENSE THEM TO QMT UNDER THE SAME TERMS AND CONDITIONS AS IN THIS AGREEMENT, AS IF LAWFULLY INCLUDED IN APPENDIX A OF THIS AGREEMENT.

11.      MISCELLANEOUS.

         11.1 QMT shall not use the name of INVENTORS, or any Inventor of the LICENSED PATENTS or KNOW-HOW RIGHTS in connection with INVENTORS, in any advertising, promotional or sales literature or otherwise for commercial purposes, without prior written consent obtained from INVENTORS in each case, which consent shall not be unreasonably withheld. QMT shall require its AFFILIATES and its sublicensees to comply with this provision to the same extent that it applies to QMT.

         11.2 QMT agrees to use diligent efforts, at its sole expense, to obtain and maintain any applicable approvals, registrations, notifications or the like with regard to manufacturing, testing, marketing, using, selling, labelling or otherwise promoting or making claims regarding the LICENSED PRODUCTS or their uses. This includes, without limitation, conducting any necessary pre-clinical and clinical studies and preparing and filing any necessary applications or documents with the relevant governmental agencies,

         11.3 Each party hereto agrees to comply with all export laws and restrictions and regulations of the U.S. Department of Commerce or other United States or foreign agency or authority, and not to export, or allow the export or reexport of any LICENSED PRODUCTS,

CHEMICALS or KNOW-HOW RIGHTS, or any direct product of any of the foregoing, in violation of any such restrictions, laws or regulations. Each party shall obtain, at its expense, any necessary licenses and/or exemptions with respect to its export from the United States of all LICENSED PRODUCT, CHEMICALS and KNOW-HOW RIGHTS.

         11.4 It shall be the full and sole responsibility of QMT and its AFFILIATES and sublicensees to use appropriate care in the practice of any process and the manufacture, use and sale of any product pursuant to any license or immunity granted hereunder and INVENTORS shall have no right to control the manner in which or the material with which or upon which any process for using or making LICENSED PRODUCT hereunder is practiced. INVENTORS make no representation or warranty whatsoever with respect to any such process for using or making LICENSED PRODUCT.

         11.5 (a) Up to the insured amounts defined in the following subsection, QMT agrees to indemnify, defend and hold harmless INVENTORS from and against any and all claims, damages, settlements, liabilities, losses, costs, fees and expenses asserted by third parties (whether governmental or private) arising from QMT's and its AFFILIATES' and sublicensees' practice of any process for manufacture, testing, use or sate of any LICENSED PRODUCT, or the manufacture, testing, use, sale, advertisement or promotion of any LICENSED PRODUCT, or the use of any LICENSED PRODUCT by any test subject or the use thereof by any consumer or by any customer of QMT or an AFFILIATE or its AFFILIATES or sublicensees; provided that QMT has the sole right to control the defense and settlement of any such claim and that INVENTORS (i) give QMT prompt written notice of any such claim and (ii) cooperate with QMT in the defense of such claim. INVENTORS shall have no right to settle any such claim under the LICENSED PATENTS.

                  (b) QMT further agrees to obtain and maintain in force an insurance policy in an amount determined by prudent industry practice that is adequate to support its obligations under the above subsection . This insurance policy will name INVENTORS as co-insureds, will provide primary coverage, and will provide for at least thirty (30) days' prior written notice to INVENTORS before cancellation. The policy shall be maintained prior to the first clinical use of a LICENSED PRODUCT in humans. The policy may be terminated or modified by QMT with respect to any LICENSED PRODUCT when QMT has assigned, sold or sublicensed the applicable rights under this agreement, has otherwise discontinued human clinical use of the applicable LICENSED PRODUCT, or has received regulatory approvals certifying LICENSED PRODUCT safety.

         11.6 Neither party to this License Agreement shall be liable for delay in the performance of any of its obligations hereunder if such delay is due to causes beyond its reasonable control, including, without limitation, acts of God, fires, earthquakes, strikes and labor disputes, acts of war, or intervention of any governmental authority, but any such delay or failure shall be remedied by such party as soon as is reasonably possible.

         11.7 This License Agreement shall not be assigned, or rights under this agreement sold, by QMT, without INVENTORS' prior written consent, such consent not to be unreasonably withheld, except (i) as part of a sale, merger or other transfer which includes all, or substantially all, of entire QMT's business and, in such event the term "QMT" where used in this License Agreement shall thereafter mean such assignee of QMT; or (ii) as part of a sale, merger or other transfer which includes all, or substantially all, of QMT's business in a CATEGORY or CATEGORIES and, in such event that part of the License Agreement covering the CATEGORY or CATEGORIES may be assigned and the term "QMT" where used in this License Agreement shall thereafter mean such assignee of QMT with respect to the transferred CATEGORY or CATEGORIES.

         11.8 Headings and captions in this License Agreement are for convenience only and are not to be used in the interpretation of this License Agreement.

         11.9 This License Agreement shall not be amended or modified except by a written agreement dated subsequent to the date of this License Agreement and signed by INVENTORS and QMT.

         11.10 No waiver of any breach of any provision of this License Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provision hereof, and no waiver shall be effective unless made in writing and signed by INVENTORS and QMT.

         11.11 This Agreement and any amendments may be executed in one or more counterparts, each of which shall be deemed an original, but all of which when executed, together shall constitute one and the same instrument.

         11.12 The parties hereto agree to execute and deliver such further instruments and do such further acts and things as may be reasonably necessary or required to carry out the intent and purposes of this Agreement.

         11.13 This Agreement supersedes any prior agreements or understandings between the parties, whether express or implied or written or oral, and constitutes the entire understanding of the parties as to the matters set forth herein. Neither party shall be bound by any representations, warranties, promises, statements or information as to the matters which are the subject of this Agreement, unless such are specifically set forth herein.

         11.14 All notices permitted or required under this Agreement shall be effective only if in writing, and shall be deemed to have been given (and received) when personally delivered, or on the next business day after the date on which deposited with a regulated public carrier (e.g., Federal Express), with a return receipt requested or equivalent thereof administered by such regulated public carrier, addressed to the President of the party for whom intended at the address set forth above.

         11.15 At the request of the INVENTORS, or in any case annually, QMT will report to the INVENTORS on the scientific and commerical status of the Company's Research and Development with respect to the MILESTONES defined within this agreement.

         11.16 This Agreement shall be construed and interpreted in accordance with the laws of the State of New York without reference to its choice of law principles. The state and federal courts located in New York shall have exclusive jurisdiction of any dispute between the parties related to or arising out of this Agreement, the parties' relationship created hereby, and/or the negotiations for and entry into this Agreement including any dispute concerning its conclusion, binding effect, amendment, coverage, or termination. The parties agree to submit to the personal jurisdiction of such courts for any action described in this paragraph 8.3 and agree that such courts provide a convenient forum for any such action, and waive any objections or challenges to venue.

         IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and duly executed this License Agreement on the date(s) indicated below, to be effective the day and year first above written.

        QUICK MED TECHNOLOGIES, INC.

         By: /s/ David Lerner                        Date: September 13, 2000
             -----------------
         David Lerner, President


         INVENTORS

         /s/ Richard Galardny                        Date: September 13, 2000
         --------------------
         Richard Galardy


         /s/ Damian Grobelny                         Date: September 13, 2000
         -------------------
         Damian Grobelny

                                   APPENDIX A

       Patents and Patent Applications Contained in INVENTORS Grant to QMT

               U.S. Patents Numbered :           5,270,326
                                                 5,892,112
                                                 5,114,953
                                                 5,183,900
                                                 5,773,438
                                                 5,696,147
                                                 5,268,384
                                                 5,189,178

               Foreign Patents:   All Applicable Patents and Patent Applications
                                  that in QMT's judgement shall contribute to its ability to utilize the LICENSED PRODUCTS or CHEMICALS in foreign scientific, medical or commercial uses in the LICENSED FIELD.
                                  Such determination is to be made within six months of execution of this agreement by all parties. During this period, QMT agrees to maintain all such Patents or Patent
                                  Applications except for those excluded in timely written communication to the
                                  INVENTORS.